UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 13, 2015

Victory Energy Corporation
(Exact name of registrant as specified in its charter)

Nevada	2-76219-NY	87-0564462
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3355 Bee Caves Road, Suite 608 Austin, Texas	78746
(Address of principal executive offices)	(Zip Code)
(512) 347-7300
(Registrant’s telephone number, including area code)
 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

As previously disclosed, on February 20, 2014, Aurora Energy Partners (“Aurora”), a partnership of which Victory Energy Corporation is the managing partner and owner of 50% of the outstanding partnership interests, entered into a Credit Agreement (the “Credit Agreement”) with Texas Capital Bank, National Association (the “Lender”). The Credit Agreement provides that the borrowing base is determined by the Lender, in its sole discretion, based on customary lending practices, review of the oil and gas properties included in the borrowing base, financial review of Aurora, the Company and Navitus Energy Group and such other factors as may be deemed relevant by the Lender. The borrowing base is redetermined (i) on or about March 31 of each year based on the previous December 31 reserve report prepared by an independent reserve engineer, and (ii) on or about August 31 of each year based on the previous June 30 reserve report prepared by Aurora’s internal reserve engineers or an independent reserve engineer and certified by an officer of Aurora. During the year ended December 31, 2014 and into the first quarter of 2015, the value of proved reserves held by Aurora has seen a dramatic decrease in value caused by lower commodity prices and the divestiture by Aurora of certain leasehold properties and all of its related interests in its “Lightnin’ Assets” for approximately $4,000,000 in cash gross to Aurora in June 2014.

On April 13, 2015 (the “Redetermination Date”), the Lender notified Aurora that the Lender had completed its redetermination of Aurora’s borrowing base (the “Borrowing Base Redetermination”), lowering the borrowing base, effective as of the Redetermination Date, from $800,000 to $500,000. Additionally, the Lender notified Aurora that, based on the Lender’s redetermination of Aurora’s borrowing base, the monthly reduction amount under the Credit Agreement will be increased, commencing on June 1, 2015, from $0 to $10,000. Pursuant to this increase in the monthly reduction amount, Aurora’s borrowing base will be automatically reduced by $10,000 on the first day of each calendar month beginning on June 1, 2015 until the Lender’s next periodic borrowing base redetermination.

After giving effect to the Borrowing Base Redetermination, the outstanding amount of loans to Aurora under the Credit Agreement exceeds the borrowing base by $300,000 (the “Deficiency”). While the Deficiency exists, the interest rate paid by Aurora under the Credit Agreement will be automatically increased by 200 basis points.

Pursuant to the terms of the Credit Agreement, Aurora is required to take one of the following actions to timely eliminate the Deficiency: (a) prepay the Deficiency in full within 30 days of the Redetermination Date, (b) execute mortgages covering additional oil and gas properties not evaluated in the most recent reserve report having present values which, in the opinion of the Lender, taken in the aggregate are sufficient to increase the borrowing base to an amount at least equal to the total amount of loans outstanding to Aurora under the Credit Agreement, or (c) a combination of items (a) and (b) above, as is acceptable to the Lender.

Aurora must provide written notice to the Lender within ten days of the Redetermination Date as to how Aurora intends to timely eliminate the Deficiency. If Aurora fails to provide such written notice to the Lender within ten days, it will be determined to have elected the Deficiency prepayment option. Pursuant to the terms of the Credit Agreement, Aurora has 30 days from the Redetermination Date to cure the Deficiency in the manner it elects. Aurora intends to eliminate this deficiency by paying the $300,000 to the Lender by the May 13th due date.

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Victory Energy Corporation

Dated: April 17, 2015	/s/ Kenneth Hill
Kenneth Hill Chief Executive Officer

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